Exhibit 5.01

June 6, 2006

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55402

Ladies and Gentlemen:

I am participating in the proceedings being had and taken in connection with the issuance and sale by Xcel Energy Inc., a Minnesota corporation (the “Company”), of $300,000,000 principal amount of unsecured long-term debt securities (the “Securities”) pursuant to the Registration Statement on form S-3 (File No. 333-134660) (the “Registration Statement”). I have examined all statutes, records, instruments, and documents which, in my opinion, it is necessary to examine for the purpose of rendering the following opinion.

Based upon the foregoing and upon my general familiarity with the Company and its affairs, as a result of having acted as General Counsel for the Company, I am of the opinion that:

1. The Company was incorporated and is now a legally existing corporation under the laws of the State of Minnesota; has corporate power, right, and authority to do business and to own property in that state, in the manner and as set forth in the Registration Statement to which this opinion is an exhibit; and has corporate power, right, and authority to create, issue, and sell the Securities.

2. When and if (a) the Supplemental Indenture relating to the Securities, is duly executed and delivered, and (b) the Securities are duly executed, authenticated, and delivered, and the consideration for the Securities has been received by the Company, all in the manner contemplated by the said Registration Statement, the Securities will be legally issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

Respectfully submitted,

/s/ GARY R. JOHNSON
Gary R. Johnson
Vice President and General Counsel